Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-101183) pertaining to the Textron Savings Plan of our report dated June 22, 2004, with respect to the financial statements and schedules of the Textron Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

s\Ernst & Young
ERNST & YOUNG LLP

Boston, Massachusetts
June 22, 2004